Exhibit 10.3

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 22, 2011, by and between Michael W. Kosloske, an individual and resident of the State of Florida (“Buyer”), Naylor Group Partners, LLC, a Delaware limited liability company (“Seller”), Matthew S. Naylor and Russell R. Naylor (collectively the “Naylors”) solely for the purposes set forth in Sections 3 and 7 and on the signature page hereto, and Health Plan Intermediaries, LLC, a Florida limited liability company (the “Company”), solely for the purposes set forth in Section 7(b). Buyer, Seller, the Naylors and the Company are referred to collectively herein as the “Parties” and each as a “Party”.

WHEREAS, Seller, Buyer and the Company, are parties to that certain Operating Agreement of the Company, made and entered into as of August 21, 2008 (the “Company Operating Agreement”);

WHEREAS, Seller owns, beneficially and of record, five hundred Units (as defined in the Company Operating Agreement) of the Company, representing a fifty percent (50%) Percentage Interest (as defined in the Company Operating Agreement) in the Company (such Units, the “Naylor Units”); and

WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Naylor Units on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.	Purchase and Sale of Naylor Units.

(a)  Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Naylor Units for the consideration specified below in this Section 1.

(b)  Earnest Deposit. Simultaneously with the execution and delivery of this Agreement by the Parties, Buyer will deposit fifty-thousand dollars ($50,000) in immediately available funds (the “Earnest Deposit”) to an account designated in writing by Fox Chase Bank (the “Escrow Agent”), which Earnest Deposit and any income earned thereon shall be held by the Escrow Agent pursuant to, and distributed in accordance with, an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), which shall be executed and delivered by Buyer, Seller and the Escrow Agent simultaneously with the execution and delivery of this Agreement by the Parties.

(c)  Purchase Price. The purchase price for the Naylor Units (the “Purchase Price”) shall be paid in the following manner and at the following times:

   (i)  at the Closing, Buyer shall (at Buyer’s option) deliver to Seller:

(A)  five million five hundred thousand dollars ($5,500,000) consisting of (1) four million five hundred thousand dollars ($4,500,000) in cash by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer and (2) a promissory note of Buyer in the form attached hereto as Exhibit B in the aggregate principal amount of one million dollars ($1,000,000); or

(B)  five million two hundred fifty thousand dollars ($5,250,000) in cash by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

provided, it is understood and agreed that the amounts payable by Buyer pursuant to Section l(c)(i) or (ii) shall be net of the Earnest Deposit, which shall be delivered to Seller pursuant to the terms of the Escrow Agreement; and

    (ii)    within seven (7) Business Days following final determination of the Stub Period Net Income (as defined below) pursuant to Section 1(d), Buyer shall cause the Company to pay Seller an amount in cash equal to fifty percent (50%) of the Stub Period Net Federal Taxable Income by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer. For the purposes of this Agreement, “Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Philadelphia, Pennsylvania are required to be closed for regular banking business.

(d)  Within sixty (60) days after the Closing, Buyer shall provide to Seller a statement showing a computation of the sum of (i) the amount of the Company’s Federal taxable income for the period from January 1, 2011 through the Closing Date (the “Stub Period”), determined and prepared in the same manner as the Company’s federal tax return for the year ending December 31, 2010, plus (ii) the amortization expense for goodwill allocated to Seller for the Stub Period (assuming an annual amortization expense for goodwill allocated to the Seller of $81,385), less (iii) if Buyer elects to make the payment to Seller at the Closing pursuant to Section 1(c)(i)(B), the amount of merchant account holdback as of the Closing Date but not in an amount in excess of $400,000, less (iv) any distributions to the Members (as defined in the Company Operating Agreement) under or pursuant to the Company Operating Agreement during the Stub Period, less (v) amounts due, but not paid, to Buyer as of the Closing under that certain Employment Agreement, dated August 21, 2008 (the “Employment Agreement”) by and between Buyer and the Company (ignoring, for such purpose, the effect of the resolutions relating to the Employment Agreement agreed to and accepted by the Naylors and Buyer as of February 15, 2011) (such sum, the “Stub Period Net Income”). If Seller does not timely object to Buyer’s computation of Stub Period Net Income by written notice to Buyer within fifteen (15) days after Seller’s receipt thereof, then Buyer’s computation of Stub Period Net Income will thereby be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof. If Seller timely objects to Buyer’s computation of the Stub Period Net Income in accordance with this Section 1(d), then Seller shall notify Buyer in writing of its objection and shall set forth in such written notice the disputed item or items and the basis for Seller’s objection, and Buyer and Seller shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, within thirty (30) days of Seller’s delivery of a written notice of objection to Buyer’s computation of the Stub Period Net Income meeting the requirements of this Section 1(d), Buyer and Seller have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented to a regionally recognized accounting firm having offices in Pennsylvania mutually agreed upon by Buyer and Seller (the “Accountant”), whose determination shall be binding upon Buyer and Seller. Buyer and Seller shall request the Accountant to render its determination as promptly as practicable. Buyer and Seller shall each pay fifty percent (50%) of the fees and expenses of the Accountant in connection with the resolution of any dispute under this Section 1(d).

(e)  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McCausland Keen & Buckman, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of Buyer and Seller to consummate the transactions contemplated hereby (other than conditions with respect to actions Buyer and Seller will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

(f)  Document Deliveries at Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 4(a), (ii) Buyer will deliver to Seller the certificate referred to in Section 4(b), and (iii) Seller will deliver to Buyer certificates representing all of the Naylor Units, endorsed in blank or accompanied by duly executed assignment documents.

(g)  Income Tax Treatment. Buyer and Seller intend for the sale of the Naylor Units pursuant to this Agreement to be treated solely for income tax purposes in accordance with Revenue Ruling 99-6 (Situation 1). No Party shall take any position (whether in audits, Tax Returns (as defined below) or otherwise) that is inconsistent with this Section 1(g) unless required to do so by applicable law. Consistent with Revenue Ruling 99-6 (Situation 1), the entire Purchase Price is being paid for the Naylor Units.

Section 2.	Representations and Warranties.

(a)  Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 2(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2(a)).

(i)  Organization of Seller. Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(ii)  Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(iii)  Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets are subject, or (C) result in the imposition or creation of a mortgage, pledge, lien, encumbrance, charge, or other security interest (“Lien”) upon or with respect to the Naylor Units.

(iv)  Brokers’ Fees. No broker, investment banker, financial advisor or other individual or entity is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates (including the Company), except those for which Seller will be solely responsible.

(v)  Naylor Units. Seller holds of record and owns beneficially the Naylor Units, free and clear of any restrictions on transfer (other than any restrictions set forth in the Company Operating Agreement), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the Company Operating Agreement) that could require Seller to sell, transfer, or otherwise dispose of any of the Naylor Units. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Naylor Units (other than the Company Operating Agreement).

(vi)  Compliance with the Company Operating Agreement. With respect to the Company Operating Agreement, neither Seller nor any of the Naylor Group Managers (as defined in the Company Operating Agreement) (A) is in breach or default, and to the knowledge of Seller or either of the Naylors, no event has occurred that with notice or lapse of time would constitute a breach or default, under the Company Operating Agreement as a result of the actions or omissions by Seller or any one or more of the Naylor Group Managers or (B) has taken any actions on behalf of the Company outside of the authority granted to it or them under the Company Operating Agreement.

(vii)  Litigation. To the knowledge of Seller or either of the Naylors, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(b)  Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 2(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2(b)).

(i)  Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii)  Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which he is bound or to which any of his assets are subject.

(iii)  Brokers’ Fees. No broker, investment banker, financial advisor or other individual or entity is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of his Affiliates (including the Company), except those for which Buyer will be solely responsible.

(iv)  Compliance with the Company Operating Agreement. With respect to the Company Operating Agreement, Buyer (both in his individual capacity and as the MK Manager, as defined in the Company Operating Agreement) (A) is not in breach or default, and to Buyer’s knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default, under the Company Operating Agreement as a result of the actions or omissions by Buyer, and (B) has not taken any actions on behalf of the Company outside of the authority granted to him under the Company Operating Agreement.

(v)  Litigation. To Buyer’s knowledge, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(vi)  Gross Commissions, Etc. Buyer has accurately reported to the Company the amount of all gross commissions, fees and other compensation received by the Company as a result of the Buyer’s efforts during the Pre-Closing Period.

Section 3.          Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing or the earlier termination of this Agreement, as applicable:

(a)  General. Each of the Parties will use such Party’s reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 4).

(b)  Operation of Business. Except as otherwise expressly permitted by Buyer, neither Seller nor either of the Naylors (either directly or through anyone appointed as a Naylor Group Manager) will cause the Company to:

    (i)  enter into or be bound by any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses);

    (ii)  accelerate, terminate, modify, or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it is bound;

(iii)  make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other individual or entity (or series of related capital investments, loans, and acquisitions);

(iv)  issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

(v)  cancel, compromise, waive, or release any right or claim (or series of related rights and claims);

(vi)  grant any increase in the base compensation of any of the Company’s managers, officers, or employees;

(vii)  make any loans or advances of money; or

(viii)  commit to any of the foregoing;

provided, however, that except as limited by the foregoing provisions of this Section 3(b), nothing in this Agreement shall affect the rights of the Parties to operate the business of the Company in accordance with the Company Operating Agreement.

(c)  Access; Assistance with Financing. Seller and the Naylors will permit representatives of Buyer (including legal counsel, accountants and financing sources) to have full access to all premises, properties, personnel, books, records (including Tax and accounting records and workpapers), contracts, and documents of or pertaining to the Company that are in the possession or under the control of the Company, Seller and/or the Naylors. In addition, Seller and the Naylors shall provide to Buyer all cooperation reasonably requested by Buyer that is reasonably necessary in connection with Buyer’s efforts to arrange debt financing necessary to consummate the transactions contemplated hereby (the “Financing”). Such cooperation shall consist of participating in a reasonable number of meetings, presentations and due diligence sessions and such other reasonable assistance as Buyer may reasonably request.

(d)  Exclusivity. Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any individual or entity relating to the acquisition of the Naylor Units or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any individual or entity to do or seek any of the foregoing.

Section 4.          Conditions to Obligation to Close.

(a)  Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)  the representations and warranties set forth in Section 2(a) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as though made at and as of the Closing Date); provided, that the representations and warranties contained in Section 2(a)(v) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (as though made at and as of the Closing Date);

(ii)  Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)  no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following the Closing, (C) adversely affect the right of Buyer to own the Naylor Units and to control the Company, or (D) adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)  Seller shall have delivered to Buyer a certificate, signed by a manager of Seller, to the effect that each of the conditions specified above in Sections 4(a)(i) and (ii) is satisfied in all respects;

(v)  Buyer shall have received the resignations, effective as of the Closing, of each of the Naylor Group Managers and the Independent Manager (if any);

(vi)  Buyer shall have obtained the Financing on terms and conditions reasonably satisfactory to Buyer;

(vii)     Seller shall have delivered to Buyer assignment instruments duly executed by the Naylors, in form and substance reasonably acceptable to Buyer, effecting an assignment of beneficiary from the Naylors to Lori A. Kosloske of that certain life insurance policy (policy # AD20150674) issued on April 24, 2009 by ReliaStar Life Insurance Company; and

(viii)    Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying the resolutions adopted by the board of managers of Seller relating to this Agreement and the transactions contemplated hereby and the incumbency of the individuals authorized to execute this Agreement on behalf of Seller.

Buyer may waive any condition specified in this Section 4(a) if he executes a writing so stating at or prior to the Closing.

(b)  Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)         the representations and warranties set forth in Section 2(b) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as though made at and as of the Closing Date);

(ii)        Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)       Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 4(b)(i) and (ii) is satisfied in all respects; and

(iv)      no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following the Closing.

Seller may waive any condition specified in this Section 4(b) if it executes a writing so stating at or prior to the Closing.

Section 5.     Tax Matters.

(a)  Preparation and Filing of Pre-Closing Period Tax Returns. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Pre-Closing Period Tax Returns required to be filed by or on behalf of the Company. Seller shall pay Buyer fifty percent (50%) of Buyer’s costs and expenses incurred in preparing Pre-Closing Period Tax Returns. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, unless otherwise required by law. Buyer shall deliver or cause to be delivered drafts of each Pre-Closing Period Tax Return to Seller for its review at least twenty (20) days prior to the due date of such Pre-Closing Period Tax Return; provided, however, that such draft of such Pre-Closing Period Tax Return shall be subject to Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Seller disputes any item on such Pre-Closing Period Tax Return, it shall notify Buyer of such disputed item (or items) and the basis for its objection by written notice within ten (10) days of the receipt of such draft of such Pre-Closing Period Tax Return. If Seller does not timely object by written notice within such period, such Pre-Closing Period Tax Return (and, if applicable, the amount of Taxes shown to be due and payable by the Company on such Pre-Closing Period Tax Return) shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 5(a). Buyer and Seller shall act in good faith to resolve any dispute prior to the due date of any such Pre-Closing Period Tax Return. If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved by the Accountant as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 5(a). The fees and expenses of the Accountant shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Seller shall pay (in immediately available funds) to Buyer one-half of any Taxes due and payable by the Company with respect of such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 5(a)) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the due date of such PreClosing Period Tax Return.

(b)  Preparation and Filing of Straddle Period Tax Returns of the Company. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Straddle Period Tax Returns required to be filed by or on behalf of the Company. Seller shall pay Buyer fifty percent (50%) of Buyer’s costs and expenses incurred in preparing such Straddle Period Tax Returns. All such Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, unless otherwise required by law. Buyer shall deliver or cause to be delivered drafts of each Straddle Period Tax Return to Seller for its review at least twenty (20) days prior to the due date of such Straddle Period Tax Return, and shall notify Seller in Writing of Buyer’s calculation of Seller’s share of any Taxes of the Company with respect to such Straddle Period Tax Return (determined in accordance with Section 5(c)); provided, however, that such draft of such Straddle Period Tax Return and the calculation of Seller’s share of any Tax liability of the Company with respect to such Straddle Period Tax Return (determined in accordance with Section 5(c)) shall be subject to Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Seller disputes any item on such Straddle Period Tax Return and/or the calculation of Seller’s share of any Tax liability of the Company with respect to such Straddle Period Tax Return, it shall notify Buyer of such disputed item (or items) and the basis for its objection by written notice within ten (10) days of receipt of such draft of such Straddle Period Tax Return and calculation. If Seller does not object by written notice within such period, such Straddle Period Tax Return (and the amount of any Taxes shown to be due and payable by the Company on such Straddle Period Tax Return), and Buyer’s calculation of Seller’s share of any Taxes of the Company with respect to such Straddle Period Tax Return (determined in accordance with Section 5(c)) shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 5(b). Buyer and Seller shall act in good faith to resolve any dispute prior to the due date of any such Straddle Period Tax Return. If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved by the Accountant as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 5(b). The fees and expenses of the Accountant shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. No later than three (3) Business Days prior to the earlier of the date a Straddle Period Tax Return of the Company is filed or the due date of such Straddle Period Tax Return, Seller shall pay (in immediately available funds) to Buyer one-half of the amount any Taxes due and payable by the Company with respect of such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 5(a)) to the extent attributable to the portion of the Straddle Period ending on the Closing Date (determined in accordance with Section 5(c)).

(c)  Computation of Tax Liabilities. Whenever it is necessary to determine the liability for Taxes for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(d)  Tax Indemnification. Seller shall indemnify Buyer, the Company, and each of their respective Affiliates, and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to, without duplication, (i) one-half of any and all Taxes of or imposed on the Company for any and all Pre-Closing Periods (ii) one-half of any and all Taxes of or imposed on the Company for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 5(c)), and (iii) any and all Transfer Taxes required to be paid by Seller pursuant to Section 5(g). Seller’s indemnification obligation under this Section 5(d) shall not apply with respect to any federal or state income taxes incurred by Buyer on account of the operation and business of the Company during the Pre-Closing Period.

(e)  Cooperation on Tax Matters. Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns of the Company relating to any PreClosing Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with any Taxes of the Company relating to any Pre-Closing Period or Straddle Period, and in resolving all disputes and audits, litigation or other proceeding with respect to all such Pre-Closing Periods and Straddle Periods. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other individual or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)  Tax Contests. Buyer shall control the defense of any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of the Company (“Tax Contest”) relating to Pre-Closing Periods or Straddle Periods of the Company. Buyer and Seller agree to cooperate with each other in pursuing any such Tax Contest and Buyer shall not settle (or permit any of its Affiliates, including the Company, to settle) a Tax Contest relating to a Pre-Closing Period or Straddle Period of the Company without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)  Transfer Taxes. Seller shall be responsible for all transfer, documentary, sales, use, stamp, registration, conveyance, income, gains, value added or other similar Taxes and fees arising out of the sale of the Naylor Units or otherwise incurred in connection with this Agreement or the consummation of the transactions contemplated hereby and all charges for or in connection with the recording of any document or instrument contemplated hereby (collectively, “Transfer Taxes”). Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed on or prior to the due date for such Tax Returns by the Party primarily and customarily responsible under applicable law for filing such Tax Returns, and such Party shall provide such Tax Returns to the other Party at least ten (10) days prior to the due date for such Tax Returns. Buyer and Seller shall cooperate with each other in the preparation and filing of any such Tax Returns or any other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(h)  Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Pre-Closing Period” means any taxable period ending on or before the Closing Date.

(ii)  “Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.

(iii)  “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

(iv)  “Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

(v)  “Tax” or “Taxes” all (A) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other taxing authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), (B) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (1) any item described in clause (A) or (2) the failure to comply with any requirement imposed with respect to any Tax Return, and (C) liability in respect of any items described in clause (A) and/or (C) payable by reason of contract, assumption, transferee, successor or similar liability, operation of law or otherwise.

(vi)      “Tax Return” means any return, declaration, form, report, claim for refund, information return or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

(vii)     “Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.

Section 6.     Termination.

(a)   Termination of Agreement. Buyer and Seller may terminate this Agreement as provided below:

(i)  Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)  Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after transmittal of the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2011 (the “Drop Dead Date”) by reason of the failure of any condition precedent under Section 4(a) (unless the failure results primarily from Buyer himself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)  Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before the Drop Dead Date by reason of the failure of any condition precedent under Section 4(b) (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement) or if Buyer is unable or unwilling to pay the Purchase Price at such time.

(b)  Effect of Termination. If any Party terminates this Agreement pursuant to Section 6(a), all rights and obligations of the Parties hereunder shall terminate without any liability or obligation of any Party to any other Party; provided, however, that if (i) this Agreement is terminated solely due to a failure of the condition set forth in Section 4(a)(vi) and, at such time, all other conditions to Closing set forth in Section 4(a) are satisfied, or (ii) Seller terminates this Agreement pursuant to Section 6(a)(iii), then Seller shall be entitled to receive the Earnest Deposit from the Escrow Agent pursuant to the terms of the Escrow Agreement.

Section 7.    Miscellaneous.

(a)  Acknowledgement. Seller and the Naylors agree to be bound by the terms and conditions of Section 6.09 of the Company Operating Agreement for the periods specified therein.

(b)  Releases and Indemnity. Effective as of the Closing:

(i)    The parties hereby grant the following releases:

(1)  Seller and the Naylors, on their own behalf and on behalf of their respective agents, assigns, predecessors, successors, heirs, executors, administrators, representatives, beneficiaries, officers, directors, managers, shareholders, partners, members, trustees, successors-in-interest and Affiliates (collectively, the “Seller Group”), and each or any of them, hereby generally release, remise, acquit and forever discharge Buyer and the Company and each of their respective agents, assigns, predecessors, successors, heirs, executors, administrators, representatives, beneficiaries, officers, directors, managers, shareholders, partners, members, trustees, successors-in-interest and Affiliates (collectively, the “Buyer Released Group”) from any and all claims, counterclaims, rights, demands, costs, damages, losses, liabilities, actions and causes of action, in each case, of any kind, nature or character whatsoever, at law or in equity, known or unknown or hereafter discovered, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or derivative or subrogated, accrued or unaccrued (collectively, “Claims”), which any member of the Seller Group has, may have or could have against any member of the Buyer Released Group for, on account of, in connection with or in any way pertaining to, related in any way to or on account of any acts, events or matters arising that exist as of the Closing or existed at any time in the past, pertaining to any event occurring from the beginning of time to and including the Closing, including, without limitation, any Claims that have or could have been, or can or could ever be, asserted in connection with (A) the ownership, operation and/or business of the Company, (B) the Naylors’ service as Naylor Group Managers, (C) Company’s obligation to pay the Non-compete Payment (as defined in the Company Operating Agreement) pursuant to Section 6.09(c) of the Company Operating Agreement, whether before, at or after the Closing, (D) the Company’s and its Affiliates’ (including, without limitation, Buyer’s) obligation to comply with, Section 6.09(a)(ii) of the Company Operating Agreement but only to the extent it would otherwise prohibit the Company and its Affiliates (including Buyer) from soliciting or accepting business from a producer of business for the Elite Group (as defined in the Company Operating Agreement) which is of a type that constitutes the Business (as defined in the Company Operating Agreement), whether before, at or after the Closing, and (E) Company’s and its Affiliates’ (including, without limitation, Buyer’s obligation to pay, any management, services or any other fees to Seller, the Naylors and/or their respective Affiliates for any period following the Closing. The foregoing release shall not, however, apply to (I) Buyer’s duties, obligations and liability under this Agreement, the Buyer Note and the Escrow Agreement and (II) the Company’s indemnity obligations under Section 7.01 of the Company Operating Agreement in connection with any Proceedings (as defined in Section 7.01(d) of the Company Operating Agreement) involving third party claims made against the Naylors acting in their Indemnified Capacities (as defined in Article 7 of the Company Operating Agreement).

(2)  Buyer and Company, on their own behalf and on behalf of their respective agents, assigns, predecessors, successors, heirs, executors, administrators, representatives, beneficiaries, officers, directors, managers, shareholders, partners, members, trustees, successors-in-interest and Affiliates (collectively, the “Buyer Group”), and each or any of them, hereby generally release, remise, acquit and forever discharge Seller and the Naylors and each of their respective agents, assigns, predecessors, successors, heirs, executors, administrators, representatives, beneficiaries, officers, directors, managers, shareholders, partners, members, trustees, successors-in-interest and Affiliates (collectively, the “Seller Released Group”) from any and all Claims, which any member of the Buyer Group has, may have or could have against any member of the Seller Released Group for, on account of, in connection with or in any way pertaining to, related in any way to or on account of any acts, events or matters arising that exist as of the Closing or existed at any time in the past, pertaining to any event occurring from the beginning of time to and including the Closing, including, without limitation, any Claims that have or could have been, or can or could ever be, asserted in connection with (A) the ownership, operation and/or business of the Company, and (B) the Naylors’ service as Naylor Group Managers. The foregoing release shall not, however, apply to (I) the Seller’s and the Naylors’ duties, obligations and liability under this Agreement and the Escrow Agreement or (II) the Company’s defenses and rights under Article 7 of the Company Operating Agreement.

(ii)   Seller and the Naylors shall, jointly and severally, indemnify the Buyer Released Group and hold each of them harmless from and against and pay on behalf of or reimburse members of the Buyer Released Group in respect of any and all claims, costs, expenses, losses and damages (including reasonable attorneys’ fees) which any such member of the Buyer Released Group may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of, (i) any inaccuracy in any representation or the breach of any warranty made by Seller in this Agreement or in any certificate required to be delivered pursuant hereto, and/or (ii) the breach by Seller or the Naylors of any covenant or agreement to be performed by either of them hereunder.

(iii)  Buyer and the Company shall, jointly and severally, indemnify the Seller Released Group and hold each of them harmless from and against and pay on behalf of or reimburse members of the Seller Released Group in respect of any and all claims, costs, expenses, losses and damages (including reasonable attorneys’ fees) which any such member of the Seller Released Group may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of, (i) any inaccuracy in any representation or the breach of any warranty made by Buyer in this Agreement or in any certificate required to be delivered pursuant hereto, (ii) the breach by Buyer or Company of any covenant or agreement to be performed by either of them hereunder and/or (iii) third party claims against Seller or the Naylors arising out of the post-Closing ownership and operation of the Company.

(c)  Further Assurances. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

(d)  Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(e)  Entire Agreement; Incorporation of Exhibits. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(f)  Succession and Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that Buyer may (i) assign any or all of his rights and interests hereunder to one or more of his Affiliates and (ii) designate one or more of his Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of his obligations hereunder). This Agreement shall not confer any rights or remedies upon any individual or entity other than the Parties and their respective successors and permitted assigns.

(g)  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (i) in the case of personal delivery, when actually delivered, (ii) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier, (iii) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails, (iv) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal, or (v) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal, and in each case shall be addressed as follows (or at such other address, facsimile number or e-mail address for a Party as shall be specified by like notice):

If to Seller or to the Naylors, which single notice shall constitute notice to Seller and the Naylors, to:	Copy, which shall not constitute notice to Seller, to: Marc S. Maser

Matthew S. Naylor Naylor Group Partners, LLC 191 Sheree Boulevard, Suite 200 Exton, Pennsylvania 19341 Facsimile: 610-280-4295 E-mail: mnaylor@elitegrp.com	McCausland Keen & Buckman Radnor Court, Suite 160 259 North Radnor-Chester Road Radnor, Pennsylvania 19087-5257 Facsimile: 610-341-1099 E-mail: mmaser@mkbattorneys.com

If to Buyer or to the Company (post-Closing), by a single notice to:	Copy, which shall not constitute notice to Buyer or the Company, to:

Michael W. Kosloske 1002 Taray de Avila Tampa, Florida 33613 Facsimile: 877-376-5832 E-mail: mkosloske@hiiquote.com	Michael A. Petrizzo, Jr. Reed Smith LLP 2500 One Liberty Place 1650 Market Street Philadelphia, Pennsylvania 19103 Facsimile: 215-851-1420 E-mail: mpetrizzo@reedsmith.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i)  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles that would require application of the laws of a jurisdiction other than the Commonwealth of Pennsylvania. The Parties hereby irrevocably and unconditionally (i) submit to the exclusive jurisdiction of the Court of Common Pleas of Chester County, Pennsylvania or the Federal Court sitting in Philadelphia, Pennsylvania (any such court, a “Pennsylvania Court”) over any action, suit or proceeding arising out of or relating to this Agreement, (ii) agree that service of any process, summons, notice or document by the means specified herein shall be effective service of process for any action, suit or proceeding brought against such Party in a Pennsylvania Court, (iii) waive any objection to the laying of venue of any such action, suit or proceeding brought in a Pennsylvania Court has been brought in an inconvenient forum, and (iv) agree that final judgment in any such action, suit or proceeding in a Pennsylvania Court shall be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction the Party against whom enforcement is sought may be subject, by suit upon such judgment. IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTATING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

(j)   Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Seller and the Naylors. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(k)   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)    Expenses. Each of Buyer and Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.

(n)  Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar uneditable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

[REMAINDER OF PAGE LEFT BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

/s/ Michael W. Kosloske
Michael W. Kosloske

NAYLOR GROUP PARTNERS, LLC

By:	/s/ Matthew S. Naylor
Name: Matthew S. Naylor
Title: Manager

/s/ Matthew S. Naylor
Matthew S. Naylor,
for the purposes of Sections 3 and 7, and for the purpose of guaranteeing (jointly and severally with Russell R. Naylor) to Buyer and his successors and permitted assigns, the accuracy of Seller’s representations and warranties herein, and the performance by Seller of all of its covenants, agreements and obligations hereunder; provided, that this guarantee is a guarantee of performance and payment and not of collectability and is in no way conditioned upon any attempt to collect from or enforce performance by Seller.

/s/ Russell R. Naylor
Russell R. Naylor,
for the purposes of Sections 3 and 7, and for the purpose of guaranteeing (jointly and severally with Matthew S. Naylor) to Buyer and his successors and permitted assigns, the accuracy of Seller’s representations and warranties herein, and the performance by Seller of all of its covenants, agreements and obligations hereunder; provided, that this guarantee is a guarantee of performance and payment and not of collectability and is in no way conditioned upon any attempt to collect from or enforce performance by Seller.

HEALTH PLAN INTERMEDIARIES, LLC, for the purposes of Section 7

By:	/s/ Michael W. Kosloske	By:	/s/ Matthew S. Naylor
	Michael W. Kosloske, Manager		Matthew S. Naylor, Manager

(Signature Page to Unit Purchase Agreement)

Exhibit A - Form of Escrow Agreement

(ATTACHED)

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”), dated as of June 22, 2011 (the “Effective Date”), is made and entered into by and among NAYLOR GROUP PARTNERS, LLC, a Delaware limited liability company (“NGP”), MICHAEL KOSLOSKE, an adult individual and resident of the State of Florida (“Kosloske”), and FOX CHASE BANK (“Escrow Agent”), with respect to Escrow Number ___________.

WITNESSETH

Whereas, NGP, Kosloske, Matthew S. Naylor, Russell R. Naylor, and Health Plan Intermediaries, LLC, a Florida limited liability company (“HPI”), have executed on this date a Unit Purchase Agreement (the “Purchase Agreement”) under which NGP will sell to Kosloske, and Kosloske will purchase from NGP, subject to the terms and conditions contained in the Purchase Agreement all of NGP’s membership interest in HPI (the “Acquisition Transaction”);

Whereas, pursuant to the Purchase Agreement, Kosloske will deposit with, and deliver to, the Escrow Agent, contemporaneous with the execution and delivery of the Purchase Agreement and this Escrow Agreement, the sum of Fifty Thousand Dollars ($50,000.00) (the “Earnest Deposit”);

Whereas, Escrow Agent desires to accept, hold, and disburse the Earnest Deposit deposited with it and the earnings thereon (said Earnest Deposit and the earnings thereon collectively referred to as the “Escrow Amount”), in accordance with the terms of this Escrow Agreement; and

Whereas, in order to establish the escrow of funds and to effect the provisions of the Purchase Agreement, the parties hereto have entered into this Escrow Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.    APPOINTMENT; DEPOSIT; INVESTMENT. Escrow Agent is hereby appointed as escrow agent and shall serve in such capacity in accordance with the terms and conditions hereof. Escrow Agent hereby acknowledges its receipt from Kosloske of the Escrow Deposit. Escrow Agent shall be permitted, and is hereby authorized to deposit, invest, transfer, hold and disburse the Escrow Amount pursuant to this Escrow Agreement in accordance with such instructions and directions as may from time to time be provided to Escrow Agent in a written document signed by both NGP and Kosloske (“Joint Instructions”). Escrow Agent may act upon any Joint Instructions believed by it in good faith to be genuine and presented by the proper person or persons and shall not be liable in connection with the performance by it of its duties pursuant to the provisions hereof, except for its own willful misconduct or gross negligence. Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder. With respect to the investment of the Escrow Amount, the Escrow Agent shall invest and reinvest all cash funds from time to time comprising part of the Escrow Amount in the Escrow Agent’s Business Money Market account. Kosloske shall be responsible for payment of all taxes that are payable with respect to any interest accrued or earned on the Escrow Amount, whether or not the income is distributed by the Escrow Agent to Kosloske.

2.    DISBURSEMENT OF ESCROW FUNDS.

2.1.  Authorization of Escrow Agent. Escrow Agent is authorized and directed to disburse the Escrow Amount (i) upon receipt of Joint Instructions instructing Escrow Agent to do so, or (ii) in accordance with the Disbursement Notice procedure set forth in Section 2.2 hereof.

2.2.  Reliance on Disbursement Notice. In the absence of Joint Instructions received from NGP and Kosloske, Escrow Agent shall follow the below procedure set forth in this Section 2.2 to disburse the Escrow Amount. On the Closing Date (as defined in the Purchase Agreement) or on the day following the Drop Dead Date (as defined in the Purchase Agreement), whichever comes first, NGP shall provide a written notice to Escrow Agent (a “Disbursement Notice”), with a copy to Kosloske, advising that one of the following events has occurred (i) the Closing (as defined in the Purchase Agreement) has occurred and the Escrow Amount is to be disbursed to NGP in full on account of the Purchase Price (as defined in the Purchase Agreement), or (ii) the Closing has not occurred because the Purchase Agreement has been terminated pursuant to Section 6(a)(i) or 6(a)(ii) thereof, and as a consequence thereof, the entire Escrow Amount is to be disbursed to Kosloske, or (iii) the Closing has not occurred because the Purchase Agreement has been terminated (A) solely due to a failure of the condition set forth in Section 4(a)(vi) of the Purchase Agreement and, at such time, all other conditions to Closing set forth in Section 4(a) of the Purchase Agreement are satisfied, or (B) NGP has terminated the Purchase Agreement pursuant to Section 6(a)(iii) thereof, and as a consequence thereof, the Escrow Amount is to be disbursed to NGP in full; provided, that if NGP does not timely provide the Disbursement Notice set forth in Section 2.2(ii) hereof, Kosloske will be entitled to do so. Kosloske or NGP, as applicable, shall have five (5) business days following receipt of a Disbursement Notice (the “Objection Period”) to object in writing to the Escrow Agent as to the content of the Disbursement

Notice. If Kosloske or NGP, as applicable, does not deliver to the Escrow Agent an objection to the Disbursement Notice within the Objection Period, the Disbursement Notice from NGP or Kosloske, as applicable, shall be regarded as the definitive instructions and Escrow Agent shall disburse the Escrow Amount in accordance with the Disbursement Notice delivered by NGP or Kosloske, as applicable. If a written objection from Kosloske or NGP, as applicable, is received by Escrow Agent within the Objection Period, Escrow Agent shall hold the Escrow Amount until such time as Escrow Agent first receives either Joint Instructions from NGP and Kosloske regarding the disbursement of the Escrow Amount or an order from a court of competent jurisdiction directing the disbursement of the Escrow Amount. In the event that Escrow Agent receives no Joint Instructions or Disbursement Notice within thirty (30) days of the Closing or the Drop Dead Date, whichever occurs first, Escrow Agent may commence an action for interpleader pursuant to Section 4.2 below.

2.3.      Shortfall Payment By Kosloske. If on account of the circumstances described in subpart (iii) of Section 2.2 above, the Escrow Agent disburses the Escrow Amount to NGP, and the amount so disbursed to NGP is less than $50,000.00 (or is $0.00) due to the Escrow Agent deducting its costs and expenses as permitted under Section 3.2 hereof, Kosloske shall (subject to Kosloske’s rights under Section 4.3(e)) pay to NGP by bank check drawn on collectible funds, within two (2) business days after the date of disbursement of the Escrow Amount, the amount by which $50,000 exceeds the Escrow Amount, if any, disbursed to NGP.

3.    COMPENSATION; COSTS AND EXPENSES.

3.1.  Compensation. The Escrow Agent shall be paid a one-time service fee in the amount of Three Hundred Fifty Dollars ($350.00) for all services being provided by it under this Escrow Agreement. Kosloske shall pay this sum to Escrow Agent within five (5) business days after the date hereof.

3.2.  Costs and Expenses. The Escrow Agent may deduct from the Escrow Amount reasonable amounts for wire transfer fees and indemnification expenses and losses as described in Section 4.3 hereof before disbursing the Escrow Amount as provided herein.

4.    MATTERS RELATED TO ESCROW AGENT.

4.1.   Duties of Escrow Agent.

  (a)  Escrow Agent’s rights, duties and obligations are strictly limited to those expressly set forth in this Escrow Agreement, and Escrow Agent shall be under no implied obligation or subject to any implied liability hereunder. Escrow Agent shall not be required to take notice of any default or any other matter, nor shall Escrow Agent be bound or required to give notice of demand, or required to take any action whatsoever except as herein expressly provided. Escrow Agent shall not be liable for any loss or damage unless caused by its own gross negligence or willful misconduct.

  (b)  The Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Escrow Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto other than the Escrow Agent or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except for this Escrow Agreement and instructions given to the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement relating to the Escrow Amount under this Escrow Agreement, the Escrow Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.
  (c)  The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Escrow Agent to be genuine. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Escrow Agreement or any of the terms thereof, unless evidenced by a writing timely delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

  (d)  The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Escrow Agreement. The Escrow Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Escrow Agent pursuant to the provisions hereof. The Escrow Agent shall not be liable to any party for any loss which may be incurred by reason of any investment of any monies which it holds hereunder.

  (e)  The Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in reliance upon such assumption.

  (f)  To the extent that the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of funds held hereunder or any payment made hereunder, the Escrow Agent may pay such taxes from the Escrow Amount. The Escrow Agent may withhold from any payment of monies held by it hereunder such amount as the Escrow Agent estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. The Escrow Agent shall be indemnified and held harmless against any liability for taxes and tor any penalties or interest in respect of taxes, on such investment income or payments in the manner provided herein. The Escrow Agent shall be responsible for reporting all interest or other income earned on the Escrow Amount to the IRS and any other taxing authority, and file all IRS 1099s and similar information reporting statements required to be filed under applicable law. All other tax returns required to be prepared and filed with respect to interest or other income earned on, or otherwise related to, the Escrow Amount will be prepared and filed by the party that is legally responsible for filing such tax returns under applicable law.

  (g)  Any payments to a person or entity entitled to receipt of any of the Escrowed Amount pursuant to the terms hereof shall be made, at the sole discretion of the Escrow Agent, either (i) by check, or (ii) by wire transfer to such person or entity, pursuant to the wire instructions provided to the Escrow Agent.

4.2 .  Right to Interplead. If any controversy arises with respect to the escrow established hereunder or the Escrow Amount, Escrow Agent shall not be required to resolve the same or to take any action to do so but may, at its discretion, institute such interpleader or other proceedings as it deems proper.

4.3.   Indemnification.

  (a) The Escrow Agent will be indemnified and held harmless by NGP and Kosloske, jointly and severally, from and against any and all expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Escrow Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any income earned from investment of such monies. The Escrow Agent shall have a lien for the amount of its reasonable costs and expenses hereunder, and any such expenses or loss on the monies and other property held by it hereunder and shall be entitled to reimburse itself from the Escrow Amount any such expense or loss. Promptly after the receipt by the Escrow Agent of notice of any demand or claim to the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such party (with a copy to the other parties) thereof in writing, but the failure by the Escrow Agent to give such notice shall not relieve any such other party from any liability which such party may have to the Escrow Agent hereunder. Notwithstanding any obligation to make payments hereunder in accordance with the terms hereof, the Escrow Agent may retain and hold for such time as it deems necessary such amount of monies or property as it shall, from time to time, in its sole discretion, deem sufficient to indemnify itself for any such loss or expense.

  (b)  For the purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Escrow Agent, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

  (c)  The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent, in its sole discretion, may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation.

  (d)  Without limiting the rights of Escrow Agent under Section 4.2 hereof, it is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Escrow Amount held by the Escrow Agent hereunder, the Escrow Agent is authorized in the Escrow Agent’s sole discretion (1) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the Escrow Amount until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings, or (2) to deliver the Escrow Amount and any other property and documents held by the Escrow Agent hereunder to a state having competent subject matter jurisdiction and located in Chester County, Pennsylvania or a Federal court sitting in Philadelphia, Pennsylvania, in accordance with the applicable procedure therefor.

  (e)  Kosloske shall indemnify NGP and hold it harmless from and against any liability and obligations that NGP may have to the Escrow Agent as a result of its indemnity obligation under Section 4.3(a) as a result of Kosloske’s breach of this Agreement. NGP shall indemnify Kosloske and hold him harmless from and against any liability and obligations that Kosloske may have to the Escrow Agent as a result of his indemnity obligation under Section 4.3(a) as a result of NGP’s breach of this Agreement.

4.4.   Termination; Resignation. This Escrow Agreement shall automatically terminate upon the disbursement of the entire Escrow Amount, in accordance with the terms of this Escrow Agreement unless this Escrow Agreement is sooner terminated at any time prior thereto by a written document signed by NGP and Kosloske. The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the parties written notice thereof. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the parties, all monies and property held hereunder, after deduction of the Escrow Agent’s reasonable costs and expenses, upon presentation of the document appointing the new escrow agent. If no new Escrow Agent is so appointed within the fifteen (15) day period following such notice of resignation, the Escrow Agent may deposit the aforesaid monies and property with any court it deems appropriate in the County of Chester, Commonwealth of Pennsylvania.

5.    GENERAL PROVISIONS.

5.1.  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (i) in the case of personal delivery, when actually delivered, (ii) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier, (iii) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails, (iv) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal, or (v) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal, and in each case shall be addressed as follows (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):

If to Escrow Agent, to: Fox Chase bank Escrow Services 510 Township Line Rd Suite 200 Blue Bell, PA 19422 Attn.: Jeffrey Slavish Facsimile: (215) 591-8874 E-mail: jslavish@foxchasebank.com	With a copy, which shall not constitute notice to Escrow Agent, to: Fox Chase Bank Cash Management Operations 510 Township Line Road Suite 200 Blue Bell, PA 19422

If to NGP, to: Naylor Group Partners, LLC 191 Sheree Boulevard, Suite 200 Exton, Pennsylvania 19341 Attention: Matthew S. Naylor, Manager Facsimile: 610-280-4295 E-mail: mnaylor@elitegrp.com
With a copy, which shall not constitute notice to NGP, to:

Marc S. Maser
McCausland Keen & Buckman
Radnor Court, Suite 160
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5257
Facsimile: 610-341-1099
E-mail: mmaser@mkbattorneys.com

If to Kosloske, to: Michael W. Kosloske 1002 Taray de Avila Tampa, Florida 33613 Facsimile: 877-376-5832 E-mail: mkosloske@hiiquote.com
With a copy, which shall not constitute notice to Kosloske, to:

Michael A. Petrizzo, Jr.
Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, Pennsylvania 19103
Facsimile: 215-851-1420
E-mail: mpetrizzo@reedsmith.com

Any party to this Escrow Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

5.2.  Governing Law; Interpretation. This Escrow Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws thereof which would require the application of the laws of a jurisdiction other than the Commonwealth of Pennsylvania. As all parties are represented by counsel and as all parties have equal negotiating power, there shall be no construction in favor of any party due to the fact that counsel for the other party was responsible for the drafting of the documents.

5.3.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar uneditable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

5.4.  Severability. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect and this Escrow Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

5.5.  Amendment; Waiver. This Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by all the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Escrow Agreement.

5.6.  Binding Effect. This Escrow Agreement shall inure to the benefit of and be binding upon the parties, their legal representatives, successors, and permitted assigns and shall be effective as of the date it is accepted by Escrow Agent.

5.7.  Attorneys’ Fees. The prevailing party in any dispute arising from this Escrow Agreement shall be entitled to recover from the nonprevailing party its reasonable attorneys’ fees and expenses, including any incurred in connection with any appeal.

5.8.  Section Headings. The section headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

5.9.  Entire Agreement. This Escrow Agreement sets forth the entire understanding and agreement of the parties hereto relating to the escrow established hereunder and the Escrow Amount and supersede any and all other understandings, negotiations or agreements relating thereto.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first written above.

NAYLOR GROUP PARTNERS, LLC

By:
Name:	Matthew S. Naylor
Its: Manager

MICHAEL KOSLOSKE

FOX CHASE BANK

By:
Name:	Jeffrey Slavish
Its: 1st Vice President

Exhibit B - Form of Promissory Note

(ATTACHED)

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (2) RECEIPT BY MAKER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MAKER TO THE EFFECT THAT REGISTRATION OR QUALIFICATION UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

4.0% PROMISSORY NOTE
Due [●], 20131
(this “Note”)

$1,000,000 [●], 20112

FOR VALUE RECEIVED, Michael W. Kosloske, an individual and resident of the State of Florida (“Maker”), hereby promises to pay to the order of Naylor Group Partners, LLC, a Delaware limited liability company (“Payee”), the principal sum of ONE MILLION and 00/100 DOLLARS ($1,000,000) in lawful money of the United States, together with all accrued interest thereon, as more fully set forth herein. Capitalized terms used but not defined herein shall have the meanings set forth in that certain Unit Purchase Agreement, entered into as of June 22, 2011 (the “Unit Purchase Agreement”), by and between Maker, Payee and, for the limited purposes set forth therein, Matthew S. Naylor, Russell R. Naylor and Health Plan Intermediaries, LLC, a Florida limited liability company (“HPI”).

1.    Purpose. This Note is being given as partial payment of the Purchase Price pursuant to Section 1(c)(i)(A)(2) of the Unit Purchase Agreement.

2.    Interest Rate; Payments.

a.    Interest Rate. Commencing on the date hereof and continuing until repayment in full of all amounts payable hereunder, the unpaid principal amount outstanding from time to time under this Note shall bear interest at a simple rate of four percent (4.0%) per annum.

b  .  Payments. Payments of accrued interest on the outstanding principal amount of this note and of the outstanding principal of this Note shall be made as follows:

    i.  accrued interest on the outstanding principal amount of this Note on each of [●],[●],[●],[●],[●],[●],[●], and [●], 2013 (the “Maturity Date”);3 and

1 Two years following the Closing Date.
2 The Closing Date.
3 Quarterly dates, up to and including the Maturity Date.

    ii.  one half of the outstanding principal amount of this Note on [●], 20124 and the balance of the outstanding principal amount of this Note on the Maturity Date.

3.    Prepayments; Application.

a.    Voluntary Prepayments. Maker may prepay all or part of the principal balance of this Note plus accrued and unpaid interest thereon at any time without penalty or premium.

b.    Mandatory Prepayment. Within five (5) Business Days following the consummation of a Sale Event (as defined below), Maker shall pay to Payee an amount equal to the outstanding principal amount of this Note plus any accrued but unpaid interest due thereon.

c.    Application of Prepayments. Any prepayments shall be applied as follows: first, to accrued and unpaid interest until all accrued and unpaid interest is paid in full, and second, to principal until all principal is paid in full.

d.    “Sale Event”. For the purposes of this Note, a “Sale Event” means an acquisition after the date hereof by any individual or entity or group of affiliated individuals or entities, other than Maker and his affiliates, of (i) twenty percent (20%) or more of the voting securities of HPI or (ii) assets representing one or more lines of business of HPI that account for twenty percent (20%) or more of the gross commissions generated by HPI as measured over the twelve (12) month period immediately preceding the consummation of such sale of assets or lines of business.

4.    Payment Process.

a.    If any sum would become due and payable on or in respect of this Note or the indebtedness evidenced hereby on a day which is not a Business Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder, and interest payable hereunder to Payee shall be adjusted to include interest accrued on such additional day or days.

b  .  All payments to be made by Maker shall be made by wire transfer of immediately available funds to: Account Name: [●]; Bank: [BANK NAME], [ADDRESS]; Routing Number: [•]; Account Number: [●], or by such other method and to such other place as Payee may from time to time designate by written notice to Maker.

5.     Events of Default.

a.    The occurrence of any of the following shall constitute an “Event of Default” hereunder:

4 The First Anniversary of the Closing Date.

i.  Maker fails to pay, after a period of five (5) calendar days, when and as required to be paid herein, any amount payable hereunder;

ii.  Maker or HPI (A) ceases or fails to be solvent, or generally fails to pay, or admits in writing his or its inability to pay, his or its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise or (B) voluntarily commences any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding with respect to him or it, and any such proceeding or petition shall not be dismissed within ninety (90) days after commencement; or

iii.   any involuntary bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding is commenced or filed against Maker or HPI or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial portion of Maker’s or HPI’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within ninety (90) days after commencement, filing or levy.

b.    If any Event of Default occurs and is not cured within the relevant cure period (if any), Payee may (i) declare the unpaid principal amount and all accrued and unpaid interest due thereon to be immediately due and payable and (ii) draw on that certain [●] (the “Letter of Credit”) issued by [●] (“Issuing Bank”) in Payee’s favor for the unpaid principal amount of this Note and all accrued and unpaid interest due thereon by delivering a written statement, signed by the [managing member] of Payee, to Maker and Issuing Bank containing the following statement: “[An Event of Default has occurred under that certain 4.0% Promissory Note, dated [●], 2011 (the “Note”), in the principal amount of $1,000,000 made by Michael W. Kosloske, an individual and resident of the State of Florida, in favor of Naylor Group Partners, LLC, a Delaware limited liability company, and said Event of Default has not been cured with the applicable cure period, if any, provided in the Note.]”

6.    Amendments. No amendment of any provision of this Note shall be valid unless the same shall be in writing and signed by Maker and Payee.

7.    Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of Maker and Payee and their respective successors and permitted assigns. Neither Payee nor Maker can assign or transfer any of his or its rights or obligations under this Note without the consent of the other, except that Payee may, on prior written notice to Maker (which notice shall include the type of information contained in Section 7(h) of the Unit Purchase Agreement as well as updated wire instructions) but without the prior consent of Maker, transfer its rights hereunder to Russell R. Naylor, Matthew S. Naylor or to an entity in which either or both Naylors own in the aggregate a greater than 50% voting interest in such entity.

8.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Note shall be interpreted and construed in accordance with the laws of the

Commonwealth of Pennsylvania, without regard to its conflict of laws principles that would require application of the laws of a jurisdiction other than the Commonwealth of Pennsylvania. Maker and Payee hereby irrevocably and unconditionally (i) submit to the exclusive jurisdiction of the Court of Common Pleas of Chester County, Pennsylvania or the Federal Court sitting in Philadelphia, Pennsylvania (any such court, a “Pennsylvania Court”), over any action, suit or proceeding arising out of or relating to this Note, (ii) agree that service of any process, summons, notice or document by the means specified herein shall be effective service of process for any action, suit or proceeding brought against Maker or Payee in a Pennsylvania Court, (iii) waive any objection to the laying of venue of any such action, suit or proceeding brought in a Pennsylvania Court has been brought in an inconvenient forum, and (iv) agree that final judgment in any such action, suit or proceeding in a Pennsylvania Court shall be conclusive and binding upon Maker and Payee and may be enforced in any other courts to whose jurisdiction the party against whom enforcement is sought may be subject, by suit upon such judgment. IN ADDITION TO THE FOREGOING, MAKER AND PAYEE IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND MAKER AND PAYEE PARTY HEREBY ACKNOWLEDGE THAT SUCH WAIVER IS MADE WITH FULL UNDERSTATING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

9. Notices. All notices and other communications made or required to be given pursuant to this Note shall be in writing and shall be delivered (and deemed received) as provided in Section 7(h) of the Unit Purchase Agreement.

10. Usury. In the event that it is determined that, under the laws relating to usury applicable to Maker or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the principal amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though Maker had specifically designated such extra sums to be so applied to principal and Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which Maker is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which Maker is resident.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has executed this Note as of [●], 2011.5

Michael W. Kosloske

(Signature Page to 4.0% Promissory Note Due [●], 2013)

5 The Closing Date.

 5